UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Valhi, Inc.
(Name of Registrant as Specified in Its Charter)

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Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240‑2697

May 1, 2015

Notice to Our Stockholders:

Subsequent to the filing of the proxy statement for the 2015 Annual Meeting of Stockholders of Valhi, Inc., Mary A. Tidlund informed us she would not be standing for re-election as a member of our board of directors.  Because Ms. Tidlund will not be a nominee for election as a director at the annual meeting, there are now only seven nominees for election as directors.  Each of the other nominees is named in our 2015 proxy statement.  We anticipate the board of directors will reduce the size of the board to seven members, effective with the annual meeting.  Any votes cast for Ms. Tidlund will not be counted.  It is not necessary for you to re-vote your shares if you have already voted or to obtain a new proxy card if you have not yet voted.  Any stockholder of record who may desire to re-vote or change a previously executed proxy, however, may do so by following the procedures set forth in our 2015 proxy statement.

Our 2015 proxy statement and annual report to stockholders (including Valhi's Annual Report on Form 10‑K for the fiscal year ended December 31, 2014) are available at www.valhi.info/investor.